EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 21, 2007, relating to the financial statements of American Pacific Corporation (which report express an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment and an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R)) and the effectiveness of American Pacific Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Pacific Corporation for the year ended September 30, 2007, and our report dated April 16, 2007, relating to the statement of net assets available for benefits as of September 30, 2006 of the American Pacific Corporation 401(k) Plan, appearing in the Annual Report on Form 11-K of American Pacific Corporation 401(k) Plan for the year ended September 30, 2007.
DELOITTE & TOUCHE LLP
/s/ Deloitte & Touche LLP
Las Vegas, Nevada
October 1, 2008